FOR IMMEDIATE RELEASE CONTACT: BRETT CHILES

(713) 529-0900

EQUUS TOTAL RETURN, INC. ANNOUNCES

SECOND QUARTER NET ASSET VALUE

HOUSTON, TX - August 12, 2008 - Equus Total Return, Inc. (NYSE: EQS) (the "Fund") reports net assets as of June 30, 2008, of $102.9 million, or $12.00 per share. Comparative data is summarized below (in thousands, except per share amounts):

For the Quarter Ended	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007
Net assets	$102,976	$103,661	$103,243	$87,862
Shares outstanding	8,581	8,496	8,401	8,333
Net assets per share	12.00	$12.20	$12.29	$10.54
Dividend per share	$0.158	$0.158	$0.125	$0.125

Significant events for the quarter were as follows:

  Managed Distribution Policy. On June 30, 2008, in accordance with the revised managed distribution policy where the Fund seeks to pay quarterly dividends at an annualized rate of 10% of the Fund's market value of $6.31 at December 31, 2007, the Fund paid a $0.158 per share dividend in the form of cash and stock.

  Election of Chairman. On May 9, 2008, the Fund's board of directors elected Gregory J. Flanagan as its independent (non-executive) Chairman of the Board

As of June 30, 2008, the Fund had approximately $18.3 million in cash. Approximately $11.2 million has been allocated for follow-on investments.

Equus Total Return, Inc. is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on Equus Total Return, Inc. may be obtained from the Equus website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund's filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.